Commercial Mortgage Servicing MAC A0357-030 P.O. Box 4036 1320 Willow Pass Rd., Suite 300 Concord, CA 94520 800 986-9711

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER’S CERTIFICATE

Re: ML-CFC Commercial Mortgage Trust 2007-6, Commercial Mortgage
Pass-Through Certificates, Series 2007-6.

In accordance with Section 3.13 of the Pooling and Servicing Agreement, (the “Agreement”) dated April 1, 2007 executed by and between Merrill Lynch Mortgage Investors, Inc. (as “Depositor”), Wachovia Bank, National Association (as "Master Servicer No. 1"), Wells Fargo Bank, National Association (as “Master Servicer No. 2"),  LNR Partners, Inc. (as “Special Servicer”), and LaSalle Bank National Association, (as “Trustee"), as authorized officer of  Wells Fargo Bank, National Association, I certify that (i) a review of the activities of  Master Servicer No. 2 during the preceding calendar year and of its performance under this Agreement has been made under my supervision and (ii) to the best of my knowledge, based on such review,  Master Servicer No. 2 has fulfilled all its obligations under this Agreement in all material respects throughout such year.

Wells Fargo Bank, National Association
“Master Servicer No. 2”

/s/ Briggs A. Hawley

Briggs A. Hawley
Vice President
Wells Fargo Bank National Association
Commercial Mortgage Servicing

March 2008   764